                                                               Exhibit 99.(a)(6)

                  WATERHOUSE INVESTORS FAMILY OF FUNDS, INC.

                            ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION

         Waterhouse Investors Family of Funds, Inc., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:      The Second Article of the Corporation's charter is hereby
amended in its entirety to read as follows:

         The name of the corporation is TD Waterhouse Family of Funds, Inc. (herein called the "Corporation").

         SECOND:     The charter of the Corporation is hereby amended by these
Articles of Incorporation as follows:

         In each instance in which the words "Waterhouse Dow 30 Fund" appear in the Articles of Incorporation, the words "Waterhouse Dow 30 Fund" shall be deleted and the words "TD Waterhouse Dow 30 Fund" shall be substituted therefor.

         THIRD:      The foregoing amendments have been effected in the manner
and by the vote required by the Corporation's charter and the laws of the State of Maryland. The amendments were approved by a majority of the Board of Directors of the Corporation without action of stockholders in accordance with
Section 2-605(a)(4) of the Maryland General Corporation Law, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FOURTH:     Except as amended hereby, the Corporation's charter shall
remain in full force and effect.

         FIFTH:      The authorized capital stock of the Corporation has not
been increased by these Articles of Amendment.

         The Vice President and Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, WATERHOUSE INVESTORS FAMILY OF FUNDS, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Secretary, a duly authorized officer of the Corporation, and attested by its Assistant Secretary, effective the 20th day of September, 1999.


                                               WATERHOUSE INVESTORS FAMILY
                                                      OF FUNDS, INC.


                                               /s/ Christopher J. Kelley
                                               Christopher J. Kelley
                                               Vice President and Secretary


ATTEST:


/s/ Karen Jacoppo-Wood
Karen Jacoppo-Wood
Assistant Secretary